Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

December 2, 2024

Board of Trustees

Public Storage

701 Western Avenue

Glendale, CA 91201

Board of Trustees

Public Storage Operating Company

701 Western Avenue

Glendale, CA 91201

Ladies and Gentlemen:

We have acted as tax counsel to Public Storage, a Maryland real estate investment trust (the “Company”), and Public Storage Operating Company, a Maryland real estate investment trust (the “Operating Company”), in connection with its registration statement on Form S-3 (the “Registration Statement,” which includes the “Prospectus”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an unlimited amount of (a) the following securities of the Company: (i) common shares of beneficial interest, $0.10 par value per share (“Common Shares”), (ii) preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”), (iii) depositary shares (the “Depositary Shares”) representing interests in Preferred Shares or equity shares of beneficial interest, $0.01 par value per share (“Equity Shares”), (iv) warrants to purchase Common Shares, Preferred Shares, Equity Shares or Debt Securities (as defined below) (the “Warrants”), (v) units consisting of any combination of one or more of the securities described in the Prospectus, and which may include debt obligations of third parties, such as U.S. Treasury securities (the “Units”) and (vi) guarantees of the Operating Company’s debt securities (the “Guarantees”), and (b) debt securities of the Operating Company (“Debt Securities”, and together with the Common Shares, Preferred Shares, Depositary Shares, Warrants, Guarantees and Units, the “Securities”) all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the Prospectus and as to be set forth in one or more supplements to the Prospectus.

In connection therewith, we have been asked to provide you with an opinion as to certain U.S. federal income tax matters related to the Company.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Board of Trustees

December 2, 2024

Basis for Opinions

The opinions set forth in this letter are based on our best judgment regarding the application of relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies endorsed in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and that might result in material modifications of our opinions.

Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination made by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:

(1)	The Registration Statement and the Prospectus (including the exhibits thereto and all amendments thereto made through the date hereof);

(2)	the Articles of Amendment and Restatement of Declaration of Trust of the Company (the “Declaration of Trust”);

(3)

the Agreement and Plan of Merger, dated as of April 24, 2022, by and among PS Business Parks, Inc., a Maryland corporation (“PSB”), PS Business Parks, L.P., Sequoia Parent LP, Sequoia Merger Sub I LLC, and Sequoia Merger Sub II LLC;

(4)

the Agreement and Plan of Merger, dated as of August 2, 2023, by and among the Company, the Operating Company, and PSA Merger Sub, a Maryland real estate investment trust (the merger pursuant to such agreement is referred to hereafter as the “UPREIT Reorganization”); and

(5)	such other instruments and documents related to the organization and operation of the Company and its subsidiaries as we have deemed necessary or appropriate.

The opinions set forth in this letter also are premised on certain written representations of PSB contained in (i) a letter addressed to Hogan Lovells US LLP dated July 20, 2022 regarding the assets, operations, and activities of PSB for the period beginning with PSB’s taxable year ended December 31, 1998 and ended at the close of PSB’s hypothetical short taxable year ended immediately before the closing of the PSB Merger (the “Pre-Merger PSB Representation Letter”) and (ii) a letter addressed to the Operating Company and Hogan Lovells US LLP dated January 26, 2023 regarding the assets, operations, and activities of PSB for the period beginning with the closing of the PSB Merger and ended at the close of PSB’s taxable year ended December 31, 2022 (the “Post-Merger

Board of Trustees

December 2, 2024

PSB Representation Letter,” together with the Pre-Closing PSB Representation Letter, the “PS Business Parks Representation Letter”) and certain written representations of the Company contained in a letter dated on or about the date hereof (the “Management Representation Letter,” which includes the representations of certain of the Company’s subsidiaries made in letters attached as exhibits thereto) regarding the assets, operations and activities of the Company and its subsidiaries, including whether the Company, its predecessors for U.S. federal income tax purposes, and certain subsidiaries have satisfied and will continue to satisfy the stock ownership, gross income, and asset requirements applicable to a “real estate investment trust” for U.S. federal income tax purposes (a “REIT”).

We have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinions. For purposes of rendering our opinions, however, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Prospectus the Management Representation Letter, or the PS Business Parks Representation Letter. We consequently have relied upon the representations contained therein and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects relevant to our opinions. Without limiting the foregoing, we have not undertaken to review and determine the tax status as a partnership for U.S. federal income tax purposes of each limited partnership, trust, or limited liability company in which the Company owns a direct or indirect interest (collectively, the “Partnership Subsidiaries”). Instead, we have, with the Company’s consent, relied upon the representations of the Company, set forth in the Management Representation Letter, as to the status of these entities for U.S. federal income tax purposes. If any one or more of these entities were to be classified as an association taxable as a corporation for U.S. federal income tax purposes, and the Company were considered to own more than either (i) 10% of the voting power or (ii) 10% of the total value of the outstanding securities of such entity (unless the entity were to qualify and elect to be treated as a “taxable REIT subsidiary” or a REIT under the applicable provisions of the Code), that could preclude the Company from qualifying as a REIT and therefore would have a material adverse impact on the opinions set forth herein.

In our review, we have assumed, with your consent, that all of the obligations imposed by any reviewed documents on the parties thereto on which we have relied, have been and will be performed or satisfied substantially in accordance with their terms. Moreover, we have assumed that each of the Company, the Operating Company, any other corporate entities in which the Company owns a direct or indirect interest, and the Partnership Subsidiaries has been and will continue to be (as relevant) operated substantially in the manner described in the Management Representation Letter. We also have assumed the genuineness of all signatures, the proper execution of all documents that have been executed, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Finally, we have assumed that each statement in the PS Business Parks Representation Letter and in the Management Representation Letter that is made “to the knowledge of,” “belief of,” or similarly qualified is correct and accurate without such qualification.

We also have assumed for the purposes of this opinion, without inquiry with respect thereto, that (i) the Company is a validly organized real estate investment trust under the laws of the State of Maryland; (ii) the provisions of Article VII of the Declaration of Trust are fully enforceable in the manner set forth therein under the laws of the State of Maryland; and (iii) each class or series of shares of beneficial interest of the Company issued in the UPREIT Reorganization is and has been at all times validly issued and enforceable in accordance with its terms under the laws of the State of Maryland. In the event any of the statements, representations, or assumptions upon which we have relied in rendering our opinions is incorrect or incomplete, our opinions could be adversely affected and may not be relied upon.

Board of Trustees

December 2, 2024

Opinions

Based upon the foregoing, and subject to the various assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that:

(1)

The Company is organized and currently operates in conformity with the requirements for qualification and taxation as a REIT under the Code and the Company’s proposed method of operation (as described in the Prospectus and the Management Representation Letter) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2024, and for subsequent taxable years; and

(2)

The statements in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that they describe matters of U.S. federal income tax law are correct in all material respects.

The opinions above speak to the Company as the successor to the tax status of the Operating Company pursuant to Code Section 368(a)(1)(F) for U.S. federal income tax purposes as of August 14, 2023. The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken and will not undertake to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS or that a court considering the issues would not hold contrary to such opinions. We assume no obligation to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter from time to time. In this regard, we are expressing our opinion only as to the specific matters set forth in the numbered paragraphs under the caption “Opinions.”

Board of Trustees

December 2, 2024

We note that the Prospectus does not currently address U.S. federal income tax considerations that may be relevant to a holder of Preferred Shares, Equity Shares, Depositary Shares, Debt Securities, Warrants, or Units. We understand that if the Company issues Preferred Shares, Equity Shares, Depositary Shares, Debt Securities, Warrants, or Units, the Company will prepare a supplement to the Prospectus, which supplement will address the U.S. federal income tax considerations that may be material to a holder of such securities.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement, and speaks only as of the date hereof. This opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, or filed with a governmental agency or otherwise referred to without our prior written consent. We hereby consent to (i) the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and (ii) the reference to this firm under the caption “Legal Opinions” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP